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EXECUTION VERSION

NOVATION AGREEMENT

THIS AGREEMENT is made the 22nd day of April 2021 (this "Agreement")

BETWEEN:

(1)VANGUARD HORIZON FUNDS (the "Continuing Party"), on behalf of Vanguard Global

Equity Fund (the "Fund"); and

(2)MARATHON ASSET MANAGEMENT LLP, a limited liability partnership incorporated in England and Wales (Registered No. OC305964) having its registered office at Orion House, 5 Upper Saint Martin's Lane, London, Greater London, WC2H 9EA (the "Outgoing Party"); and

(3)MARATHON ASSET MGMT LIMITED, a company incorporated in England and Wales (Registered No. 12131578) which will change its name to MARATHON ASSET MANAGEMENT LIMITED, having its registered office at Orion House, 5 Upper Saint

Martin's Lane, London, Greater London, WC2H 9EA (the "Incoming Party").

WHEREAS:

(A)On 1 October 2009, the Continuing Party and the Outgoing Party entered into an Investment Advisory Agreement (as further amended and supplemented from time to time) (the "Original Agreement").

(B)The Outgoing Party is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended, and, effective as of the Effective Date, the

Incoming Party shall succeed the Outgoing Party's investment adviser registration by filing an amendment to the Outgoing Party's Form ADV, in accordance with the Form ADV, Instructions for Part 1A, Item 4(a)(2).

(C)The Parties to this Agreement desire that the Outgoing Party be replaced as an advisor to the Fund by the Incoming Party in a transaction which does not result in a change of actual control or management in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the "1940 Act").

(D)The Parties to this Agreement now wish to novate the Original Agreement, so that from the Effective Date (as defined below), the Outgoing Party shall be released and discharged from the obligations and liabilities under the Original Agreement, and the Incoming Party shall assume the obligations and liabilities under the New Agreement (as defined below), on and subject to the terms of this Agreement.

NOW THIS AGREEMENT WITNESSETH as follows:

1. DEFINITIONS AND INTERPRETATION

1.1In this Agreement, unless the context requires otherwise, the following expressions shall have the following meanings:

"Effective Date" means 23rd August 2021

"New Agreement" has the meaning given in Clause 2.1; "Original Agreement" has the meaning given in Recital (A); and "Parties" means the parties to this Agreement.

1.2In this Agreement, unless the context requires otherwise:

1.2.1the headings and bold type face inserted in this Agreement are inserted for convenience only and do not affect the interpretation of this Agreement;

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1.2.2references to recitals, clauses, sub-clauses and paragraphs are to recitals, clauses, sub clauses and paragraphs of this Agreement;

1.2.3references to the singular include the plural, and vice versa;

1.2.4references to any gender include a reference to all genders;

1.2.5references to persons include a reference to bodies corporate, unincorporated associations and partnerships;

1.2.6references to statute or statutory provision include a reference:

(A)to that statute or provision as from time to time modified, extended, replaced or re-enacted;

(B)to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(C)to any subordinate legislation made under the relevant statute or statutory provision.

2.NOVATION

2.1As from the Effective Date, the Original Agreement shall be novated, so that references to the Outgoing Party in the Original Agreement shall be replaced with references to the Incoming Party, on and subject to the terms of this Agreement

(such novated agreement being the "New Agreement").

2.2The consideration for the novation referred to in Clause 2.1 shall be the assumption by the Incoming Party of the obligations and liabilities of the Outgoing Party and the release of the obligations and liabilities of the Outgoing Party, on and subject to the terms of this Agreement.

3. TERMS OF THE NEW AGREEMENT

3.1The terms of the New Agreement shall be the same as the terms of the Original Agreement, save as varied by this Agreement.

3.2This Agreement shall become effective on the Effective Date and shall extend for so long as the terms specified in the Section 10 of the Original Agreement are satisfied or until termination in accordance with Section 10 of the Original Agreement.

3.3The parties to this Agreement agree that the novation shall not be deemed an

"assignment" of the Original Agreement for the purposes of Section 10 of the Original

Agreement or for the purposes of Section 15(a)(4) of the 1940 Act, and that the Original Agreement, as so novated, shall remain in full force and effect after the novation.

4. RELEASE AND NOVATION OF OBLIGATIONS

4.1From the Effective Date:

4.1.1Subject to the express provisions of Clause 8, the Continuing Party hereby releases and discharges the Outgoing Party from any further obligations or duties under the Original Agreement; and

4.1.2the Incoming Party agrees with the Continuing Party and the Outgoing Party to assume the rights, obligations and duties of the Outgoing Party arising on or after the Effective Date under the New Agreement and to assume all current and future

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liabilities (express and implied) of the Outgoing Party under the New Agreement, irrespective of whether the existence or extent of any of the liabilities were or could have been known to any Party on or prior to the date of this Agreement;

4.1.3the Incoming Party agrees to perform its obligations, duties and liabilities (express or implied) under the New Agreement and to be bound by all the terms and conditions of the New Agreement in every way as if the Incoming Party were named in the Original Agreement as a party in place of the Outgoing Party;

4.1.4the Continuing Party and the Outgoing Party consent to and accept the assumption by the Incoming Party of the Outgoing Party's rights, obligations and duties under the New Agreement arising on or after the Effective Date and the Continuing Party and the Outgoing Party consent to and accept the assumption by the Incoming Party of the Outgoing Party's current and future liabilities (express or implied) under the New Agreement after the Effective Date.

4.1.5The Incoming Party, the Continuing Party and the Outgoing Party agree that the Incoming Party and the Continuing Party shall have the same rights and remedies against each other as the Outgoing Party and the Continuing Party had against each other under the Original Agreement prior to this New Agreement being entered into, in respect of any losses, liabilities, claims, expenses and taxes suffered or incurred or brought against or payments due to each other in respect of or attributable to the period prior to the Effective Date ("Prior Claims");

4.1.6Each of the Continuing Party, the Outgoing Party and the Incoming Party agrees that, as and with effect from the Effective Date, the Original Agreement is novated and constitutes an agreement between the Continuing Party and the Incoming Party in the form of the New Agreement.

5. OBLIGATIONS, LIABILITIES AND BENEFITS

5.1From the Effective Date:

5.1.1the Continuing Party and the Incoming Party shall perform and comply with their respective obligations under the New Agreement;

5.1.2the Continuing Party shall assume responsibility to the Incoming Party for, and promptly discharge in favour of the Incoming Party, all those liabilities which immediately prior to the Effective Date had been outstanding liabilities owed to, or enforceable by, the Outgoing Party under, or in connection with, the Original Agreement, irrespective of whether the existence or extent of any of them was or could have been known to any Party on or prior to the date of this Agreement.

5.2The Incoming Party shall, under the New Agreement, enjoy the same rights and benefits that the Outgoing Party had enjoyed under the Original Agreement immediately prior to the Effective Date.

6. MATTERS ANCILLARY TO NOVATION

6.1Each Party to this Agreement shall bear its own costs, charges and expenses associated or incurred in connection with the preparation, negotiation and execution of this Agreement and the assumption by the Incoming Party of the Incoming Party's obligations under the Original Agreement.

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6.2For the purposes of this Agreement only, the Parties acknowledge that any and all provisions of the Original Agreement expressed to take effect on termination shall not apply by reason of this novation.

6.3The Continuing Party and the Outgoing Party confirm and acknowledge to the Incoming Party that the Incoming Party shall not be required to assume any greater liability than the Outgoing Party under, or in connection with, the New Agreement by reason of this novation than would have been the case had no such novation been effected.

7.REPRESENTATIONS AND WARRANTIES

Each of the Parties to this Agreement hereby represents and warrants to the other Parties to this Agreement that:

7.1it is empowered to enter into this Agreement and that this Agreement has been duly executed by it and constitutes its legal, valid and binding obligations;

7.2all necessary approvals required or actions necessary to enable it to execute and deliver this Agreement and to perform its obligations hereunder have been obtained or taken; and

7.3the entering into of this Agreement by it and the performance or observance of its obligations hereunder do not and will not contravene any existing applicable law, statute, rule or regulation or any judgement, decree or permit to which it is subject.

8. CONFIDENTIALITY

8.1The Continuing Party and the Outgoing Party will continue to be bound to each other by any confidentiality provisions of the Original Agreement.

9. SEVERABILITY

9.1If any provision or provisions of this Agreement (or any document referred to herein) is or at any time becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

10.ENTIRE AGREEMENT AND VARIATION

10.1Each Party represents and warrants to the other Parties that this Agreement and the New Agreement set out and contain all of the legally binding agreements and arrangements between the Parties in relation to their subject matter, and each Party confirms that this Agreement and the New Agreement together represent the entire understanding, constitute the whole agreement, and (save where this Agreement expressly provides otherwise) supersede any previous agreement in relation to their subject matter between the Parties, and exclude any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing. Each Party confirms that in entering into this Agreement it has not relied on any representation, warranty or undertaking which is not expressly set out in this Agreement or any legal opinion provided to the Continuing Party.

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10.2No variation of this Agreement will be effective unless it is in writing and signed by or on behalf of the Parties. The expression "variation" shall include any variation, supplement, deletion or replacement howsoever effected.

11. COUNTERPARTS

11.1This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

12. GOVERNING LAW AND JURISDICTION

12.1This Agreement (together with all documents referred to herein) and any dispute or claim arising out of, or in connection with, it (whether contractual or non- contractual in nature) shall be governed by and construed in accordance with the laws of State of Delaware. Each Party irrevocably agrees that the courts of the State of Delaware shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising from it (whether contractual or non-contractual in nature).

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IN WITNESS whereof this Agreement has been duly executed by the Parties hereto and is intended to be and is hereby delivered on the date first above written.

Executed as an Agreement by

VANGUARD HORIZON FUNDS acting by (Signature of Chairman and Chief Executive Officer)

Mortimer J. Buckley

Executed as an Agreement by
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MARATHON ASSET MANAGEMENT LLP acting by	(Signature of member)
Neil Ostrer
Executed as an Agreement by
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MARATHON ASSET MGMT LIMITED acting by	(Signature of director)
Joe Diment